Exhibit 99.1
Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES FOURTH QUARTER & FISCAL YEAR 2013 RESULTS

RESTON, Va., December 12, 2013 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and full fiscal year 2013, which ended September 27, 2013.

In its fourth quarter of fiscal year 2013, Learning Tree reported revenues of $27.6 million, loss from operations of $2.0 million, and net loss of $2.2 million, or $0.17 per share. These results compare with revenues of $32.1 million, loss from operations of $4.1 million, and net loss of $4.8 million, or $0.37 per share in its fourth quarter of fiscal year 2012.

For the full fiscal year 2013, Learning Tree reported revenues of $116.8 million, loss from operations of $8.2 million, and net loss of $8.7 million or $0.66 per share. These results compare with revenues of $129.0 million, loss from operations of $6.9 million, and net loss of $11.9 million or $0.89 per share for fiscal year 2012.

“We achieved a smaller operating loss in our fourth quarter of fiscal 2013 than in the same quarter a year earlier, despite the adverse impact of the U.S. Government’s sequestration and tepid European economies,” said Learning Tree President Max Shevitz. “We have managed through these difficult times, reducing our costs where possible while improving the learning experience for our customers and providing them with increased access to our courses through the introduction of 31 stand-alone AnyWare™ Learning Centers. With the use of our AnyWare™ product, our customers anywhere in the world can choose to participate in any course event being taught at any of our education centers, without the need to travel or commute to the actual course site.”

Webcast

An investor conference call to discuss fourth quarter and full fiscal year 2013 results is scheduled for 4:30 p.m. (ET) December 12, 2013. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its fourth quarter and full fiscal year 2013, which ended September 27, 2013.

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
	(unaudited)	(unaudited)

Revenues	$27,629	$32,089	$116,810	$129,047
Cost of revenues	15,589	16,986	63,010	62,820
Gross profit	12,040	15,103	53,800	66,227

Operating expenses:
Course development	1,812	2,398	7,841	8,754
Sales and marketing	6,735	9,477	28,616	35,054
General and administrative	5,492	7,358	25,529	29,367
Total operating expenses	14,039	19,233	61,986	73,175

Loss from operations	(1,999)	(4,130)	(8,186)	(6,948)

Other expense, net	(308)	(237)	(89)	(73)

Loss before income taxes	(2,307)	(4,367)	(8,275)	(7,021)
Provision (benefit) for income tax	(98)	482	444	4,890

Net loss	$(2,209)	$(4,849)	$(8,719)	$(11,911)

Loss per share--diluted	$(0.17)	$(0.37)	$(0.66)	$(0.89)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	September 27,2013	September 28,2012

Cash and cash equivalents	$26,583	$25,784
Available for sale securities	-	6,131
Trade accounts receivable, net	14,057	16,831
Prepaid expenses and other	6,152	8,552
Total current assets	46,792	57,298
Depreciable assets, net and other	22,170	31,748
Total assets	$68,962	$89,046

Accounts payable and accrued liabilities	$15,317	$20,264
Deferred revenues	29,780	31,899
Total current liabilities	45,097	52,163
Other	8,204	12,377
Total liabilities	53,301	64,540

Stockholders' equity	15,661	24,506
Total liabilities and stockholders' equity	$68,962	$89,046